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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


              FORRESTER RESEARCH TO ACQUIRE GIGA INFORMATION GROUP

CAMBRIDGE, Mass., January 21, 2003 . . . Forrester Research, Inc. (Nasdaq:
FORR), a leading provider of research and analysis on emerging technologies, and Giga Information Group, Inc. (OTCBB: GIGX), a leading global technology advisory firm, today announced that they have entered into a definitive agreement under which Forrester will acquire Giga.

Pursuant to the agreement, Forrester will begin a tender offer for all outstanding shares of Giga for $4.75 per share in cash. The acquisition has been approved unanimously by the boards of directors of each company and is subject to customary conditions, including regulatory and other standard approvals. Gideon Gartner, Giga's founder and owner of 17 percent of its outstanding stock, has agreed to tender his shares in the offer, and W.R. Hambrecht & Co., owner of 15 percent of Giga's stock, has agreed to tender its shares in the offer subject to the approval of its lenders.

"We believe that this acquisition significantly expands our coverage and reach," stated George F. Colony, Forrester's chairman of the board and chief executive officer. "Giga brings deep IT research that augments our emerging technology focus, as well as approximately 900 new client relationships. These strengths, together with Giga's reputation for quality, innovative products, and customer service, make Giga an ideal fit for Forrester and our clients."

"We have long respected Forrester for the quality of its people, its work, and its approach," stated John F. Andrews, Giga's president and chief executive officer. "It is a tribute to everyone at Giga that Forrester has decided to purchase our company. I believe these two companies will combine into a research powerhouse that will provide unparalleled levels of customer satisfaction."

The tender offer requires that at least a majority of Giga's fully diluted shares be tendered. If tenders for 90 percent of Giga's outstanding shares are received, the acquisition is expected to close at the end of February 2003. If a majority but less than 90 percent of Giga's outstanding shares are tendered, Giga would become a majority-owned subsidiary of Forrester and a meeting of Giga's stockholders would need to be called to complete the transaction. In that case, the acquisition would likely be completed during the second quarter of 2003. Following the completion of the transaction, Giga will become a wholly owned subsidiary of Forrester.

In conjunction with this news release, Forrester management will host a conference call for investors at 10 a.m. Eastern time today, January 21, 2003. The call will be broadcast live over the Internet. Investors interested in listening to the Webcast should log on to the Investor Relations section of the Forrester Web site, located at www.forrester.com, at least 15 minutes prior to the event's broadcast. A Webcast replay will be available from January 21, 2003, through January 28, 2003.

Forrester Research identifies and analyzes trends in emerging technology and their impact on business. Forrester's WholeView(TM) Research, Strategic Services, and Events help $1 billion-plus clients understand how technology change affects their customers, strategy, and technology investment. Established in 1983, Forrester is headquartered in Cambridge, Mass. For additional information, visit www.forrester.com.

Giga is a leading global technology advisory firm that provides objective research, pragmatic advice, and personalized consulting. Emphasizing close interaction between analyst and client, Giga enables companies to make better strategic decisions that maximize technology investments and achieve business results. Founded in 1995, Giga is headquartered in Cambridge, Mass. and has offices worldwide. For additional information, visit www.gigaweb.com.

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Forrester To Acquire Giga/Page 2



This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester's statements about the potential success of product offerings. These statements are based on Forrester's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester's ability to anticipate business and economic conditions, market trends, competition, the need to retain professional staff, possible variations in Forrester's quarterly operating results, Forrester's dependence on renewals of its membership-based research services and on key personnel, and risks associated with Forrester's ability to offer new products and services. Forrester Research undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester's reports and filings with the Securities and Exchange Commission.

Forrester has not commenced the tender offer for shares of common stock of Giga. Upon commencement of the offer, Forrester will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents, and Giga will file a solicitation/recommendation statement. Stockholders should read: 1) the Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents, and 2) the solicitation/recommendation statement when these become available, as they will contain important information about the tender offer. The Schedule TO and related exhibits and the solicitation/recommendation statement will be available without charge at the Securities and Exchange Commission Web site at www.sec.gov and will be delivered without charge to all stockholders of Giga.

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Contact:                                            Contact:
Kimberly Maxwell                                    Christina Thirkell
Director, Investor Relations                        Manager, Public Relations
Forrester Research, Inc.                            Giga Information Group, Inc.
+ 1 617/613-6234                                    + 1 617/577-4965

Contact:
Karyl Levinson
Director, Corporate Communications
Forrester Research, Inc.
+ 1 617/613-6262

(C) 2003, Forrester Research, Inc. All rights reserved. Forrester and WholeView are trademarks of Forrester Research, Inc.